Exhibit 10.3

LEAK-OUT AGREEMENT

March 24, 2020

This agreement (the “Leak-Out Agreement”) is being delivered to you in connection with an understanding by and among Jaguar Health, Inc., a Delaware corporation (the “Company”), and the person or persons named on the signature pages hereto (collectively, the “Holder”).

Reference is hereby made to that certain Warrant Exercise and Preferred Stock Amendment Agreement, dated March 24, 2020, by and among the Company and Holder (the “Amendment Agreement”), pursuant to which the Company and the Holder amended certain terms associated with the Company’s outstanding (i) Series B Convertible Preferred Stock (“Series B Preferred Stock”) and Series 2 Common Stock purchase warrants (“Series 2 Warrants” or the “Holder Warrants”) owned by the Holder. Capitalized terms not defined herein shall have the meaning as set forth in the Amendment Agreement, Series B Convertible Preferred Stock Certificate of Designation, and the Series 2 Warrants. In the aggregate, the Series B Preferred Stock, the Holder Warrants, and the shares of Common Stock underlying each of the Series B Preferred Stock and the Holder Warrants may be referred as the “Securities.”

The Holder agrees solely with the Company that, subject to any other contemporaneously executed leak-out or lock-up agreement that may be executed in proximity to this Leak-Out Agreement (collectively, the “Other Leak-Out Agreements”) regarding such holder’s trading with terms that are no less restrictive than the terms contained herein, following the date hereof (such date, the “Effective Date”) until the date that the Holder no longer holds any Common Stock underlying the Series B Preferred Stock or the Holder Warrants, during any periods that the Bid Price (as defined in the Warrant) is less than the then effective Exercise Price of the Holder Warrants (initially $0.5227 subject to adjustment thereunder) (such period, the “Restricted Period”), neither the Holder, nor any Affiliate of such Holder which (x) had or has knowledge of the transactions contemplated by the Amendment Agreement, (y) has or shares discretion relating to such Holder’s investments or trading or information concerning such Holder’s investments, including in respect of the Securities, or (z) is subject to such Holder’s review or input concerning such Affiliate’s investments or trading (together, the “Holder’s Trading Affiliates”), collectively, shall sell dispose or otherwise transfer, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) during the Restricted Period, Shares of Common Stock underlying the Series B Preferred Stock or the Holder Warrants (collectively, the “Restricted Securities”) in an amount more than, during any Trading Day during the applicable Restricted Period, the greater of the average of (a) $20,000 per Trading Day each month and (b) an amount equal to 20% of the (i) average daily trading volume of Common Stock as reported by Bloomberg, LP per calendar month or (ii) trading volume of Common Stock as reported by Bloomberg, LP on such Trading Day; provided, that the foregoing restriction shall not apply to any actual “long” (as defined in Regulation SHO of the Securities Exchange Act of 1934, as amended) sales by the Holder or any of the Holder’s Trading Affiliates at a price greater than the then Exercise Price of the Warrants (in each case, as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar events occurring after the date hereof).

Notwithstanding anything herein to the contrary, during the Restricted Period, the Holder may, directly or indirectly, sell or transfer all, or any part, of the Securities (the “Restricted Securities”) to any Person (an “Assignee”) in a transaction which does not need to be reported on the Nasdaq consolidated tape, without complying with (or otherwise limited by) the restrictions set forth in this Leak-Out Agreement; provided, that as a condition to any such sale or transfer an authorized signatory of the Company and such Assignee duly execute and deliver a leak-out agreement in the form of this Leak-Out Agreement (an “Assignee Agreement”, and each such transfer a “Permitted Transfer”) and, subsequent to a Permitted Transfer, sales of the Holder and the Holder’s Trading Affiliates and all Assignees (other than any such sales that constitute Permitted Transfers) shall be aggregated for all purposes of this Leak-Out Agreement and all Assignee Agreements.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Leak-Out Agreement must be in writing and shall be given in accordance with the terms of the Series 2 Warrants.

This Leak-Out Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, letters and understandings relating to the subject matter hereof and are fully binding on the parties hereto.

This Leak-Out Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Leak-Out Agreement may be executed and accepted by facsimile or PDF signature and any such signature shall be of the same force and effect as an original signature.

The terms of this Leak-Out Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

This Leak-Out Agreement may not be amended or modified except in writing signed by each of the parties hereto.

All questions concerning the construction, validity, enforcement and interpretation of this Leak-Out Agreement shall be governed by Section 5(e) of the Series 2 Warrant.

Each party hereto acknowledges that, in view of the uniqueness of the transactions contemplated by this Leak-Out Agreement, the other party or parties hereto will not have an adequate remedy at law for money damages in the event that this Leak-Out Agreement has not been performed in accordance with its terms, and therefore agrees that such other party or parties shall be entitled to seek specific enforcement of the terms hereof in addition to any other remedy it may seek, at law or in equity.

[LEAKOUT SIGNATURE PAGE]

Sincerely,

JAGUAR HEALTH, INC.

By:	/s/ Lisa A. Conte
Name: Lisa A. Conte
Title: Chief Executive Officer & President

Agreed to and Acknowledged:

“HOLDER”

IONIC VENTURES, LLC

By:	/s/ Brendan O’Neil
Name: Brendan O’Neil
Title: Authorized Signatory